Exhibit 10.28

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (this “MOU”), dated 14 January 2010, by and among Cymer, Inc., a Nevada corporation (“Cymer”), Carl Zeiss Laser Optics Beteiligungsgesellschaft mbH, a limited liability company organized under the laws of Germany (“Zeiss LOB”), Carl Zeiss Laser Optics GmbH, a limited liability company organized under the laws of Germany (“Zeiss LO”), Carl Zeiss SMT AG, a stock corporation organized under the laws of Germany (“Zeiss SMT” and together with Zeiss LOB and Zeiss LO, “Zeiss”), and TCZ Pte. Ltd., a company incorporated in Singapore (“TCZ”), sets forth certain agreements among the parties to this MOU regarding the sale of Zeiss’s interest in TCZ to Cymer and related matters and to the extent necessary to accomplish such agreements amends the Joint Venture Documents as defined in that certain Amended and Restated Joint Venture Agreement, dated 12 September 2006, among TCZ GmbH, a limited liability company organized under the laws of Switzerland, Cymer, Zeiss SMT, Zeiss LOB and TCZ.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. BINDING TERMS. The parties to this MOU hereby agree to perform the transactions set forth on the term sheet attached as Exhibit A hereto, which forms an integral part of this MOU.

2. AMENDMENT OF JOINT VENTURE DOCUMENTS. The parties to this MOU hereby agree that the Joint Venture Documents are amended by this MOU as set forth on Exhibit A hereto but only to such extent, and otherwise the terms of the Joint Venture Documents continue unchanged and remain in full force and effect.

3. EXECUTION OF MOU. This MOU may be executed in one or more counterparts, each of which shall be considered an original, but all of which counterparts together shall constitute one and the same instrument.

4. GOVERNING LAW. This MOU shall be governed by, and construed under, the laws of New York (without regard to conflicts of laws principles).

IN WITNESS WHEREOF, the undersigned have caused this Memorandum of Understanding to be executed by their duly authorized representatives, effective as of the date first set forth above.

CYMER, INC.

By:	/s/ Edward J. Brown, Jr.
Name:	Edward J. Brown, Jr.
Title:	President and Chief Operating Officer

CARL ZEISS LASER OPTICS BETEILIGUNGSGESELLSCHAFT MBH

By:	/s/ Roberto Deger
Name:	Roberto Deger
Title:	Managing Director

CARL ZEISS LASER OPTICS GMBH

By:	/s/ Dr. Karl Lamprecht
Name:	Dr. Karl Lamprecht
Title:	Managing Director

By:	/s/ Gerhard Furter
Name:	Gerhard Furter
Title:	Member of the Board

CARL ZEISS SMT AG

By:	/s/ Dr. Andreas Dorsel
Name:	Dr. Andreas Dorsel
Title:	Member of the Board

By:	/s/ Joseph Forlum
Name:	Joseph Forlum
Title:	Senior Director Administration

TCZ PTE. LTD.

By:	/s/ David S. Knowles
Name:	David S. Knowles
Title:	President & CEO, TCZ

EXHIBIT A

TERM SHEET

Basic Terms:

1.	Zeiss has contributed their percentage (40%) of up to 2,0 Mio. USD capital funding to TCZ through September 30, 2009. After September 30, 2009 Zeiss will not be required to contribute any additional capital funding to TCZ.

2.	The Parties agree that the Joint Venture Documents –as amended by the MOU– shall apply as if Carl Zeiss LOB (triggering party) had given notice in accordance with Section 11.02 of the JV Agreement and Cymer had chosen option (i) of Section 11.02.

3.	Zeiss’ interest in the TCZ joint venture (Shareholders Equity) will be calculated as 40% of the Net Book Value TCZ as of January 15, 2010.

4.	Cash payment of Zeiss’ interest in the TCZ joint venture will be made in three equal installments no later than March 31, 2010, June 30, 2010 and September 30, 2010 (end of Zeiss fiscal year 2009/10). In addition, Cymer has a Prepayment Option for the Cash payment and can pay the outstanding amount at any time before September 30, 2010. Zeiss agrees to transfer all shares of TCZ joint venture to Cymer on January 15, 2010 or as soon as possible thereafter against the commitment of Cymer for cash payment of Zeiss’ interest in the TCZ joint venture. If the decision is made by Cymer to discontinue the TCZ business before all three cash payments are made to Zeiss then the remaining cash payments will be cancelled. If Cymer sells TCZ to a third party before the last of the three cash payments has been made and the price for TCZ is higher than the Net Book Value as of January 15, 2010, then Cymer will adjust each outstanding cash payment to Zeiss such that the price for TCZ is used to calculate Zeiss’ interest.

5.	TCZ will pay Zeiss for modules, including spare parts, at disclosed cost until September 30, 2010 and cost plus 25% mark-up until TCZ reaches operational profitability. Once TCZ reaches profitability TCZ and Zeiss will agree on a cost plus more than 25% mark-up for Zeiss modules. Payment terms are 60 days.

6.	Zeiss will continue to provide R&D resources and Integration Service support to TCZ at disclosed cost until September, 2010 and cost plus 15% mark-up thereafter. Payment terms are 30 days. In addition based on TCZ’s plans as of December 2009, Zeiss reserves R&D capacity which TCZ commits to pay for until September 30, 2010 (end of Zeiss fiscal year 2009/10).

7.	Zeiss will support the relocation of TCZ Engineering, Application & System Integration to the new site and will be authorized to charge TCZ for all TCZ approved Zeiss restructuring related costs.

8.	Zeiss will retain one observer board seat until the final cash payment for Zeiss’ interest has been made. Thereafter TCZ will hold a quarterly management review meeting to update Zeiss on supplier relevant topics.